MEYLER & COMPANY, LLC
CERTIFIED PUBLIC ACCOUNTANTS
ONE ARIN PARK
1715 HIGHWAY 35
MIDDLETOWN, NJ 07748

CONSENT OF MEYLER & COMPANY, LLC
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Mobiform Software, Inc. on Post Effective Amendment No. 1 to Form S-1 under the Securities Act of 1933 of our report dated January 16, 2009, except as to Note 11, as to which the date is January 23, 2009, on the consolidated financial statements of Mobiform Software, Inc. and Subsidiary as of October 31, 2008 and for the year then ended, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Meyler & Company, LLC

Meyler & Company, LLC

Middletown, New Jersey
August 28, 2009